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                                                                    EXHIBIT 99.1

NEWS RELEASE                                                          [CCA LOGO]
                                              CORRECTIONS CORPORATION OF AMERICA

Contact: Karin Demler, Investor Relations 615-263-3005

       CORRECTIONS CORPORATION OF AMERICA ANNOUNCES ACCELERATED VESTING OF
           STOCK OPTIONS COMBINED WITH RESALE RESTRICTION AGREEMENTS

NASHVILLE, TENN., DECEMBER 9, 2005 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company") today announced that its Board of Directors, through its Compensation Committee, approved the acceleration, effective December 30, 2005, of the vesting of outstanding options previously awarded to executive officers and employees under its Amended and Restated 1997 Employee Share Incentive Plan and its Amended and Restated 2000 Stock Incentive Plan. As a result of the acceleration, approximately 980,000 unvested options will become exercisable, 45% of which were scheduled to vest in February 2006. All of the unvested options are currently "in-the-money" with a range of exercise prices from $15.40 to $39.50 per share.

In order to prevent unintended benefits to the holders of these stock options, the Company has imposed resale restrictions to prevent the sale of any shares acquired from the exercise of an accelerated option prior to the original vesting date of the option. The resale restrictions automatically expire upon the individual's termination of employment. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged. As an additional condition of acceleration, the Company will require certain key employees to enter into non-solicitation, non-disclosure and non-compete agreements for a period of one year following the employee's termination of employment.

The purpose of the accelerated vesting of stock options is to enable the Company to avoid recognizing compensation expense associated with these options in future periods as required by Statement of Financial Accounting Standards (SFAS) No. 123R, "Share Based Payment", which the Company is required to adopt January 1, 2006. The Company expects to reduce the non-cash, pre-tax compensation expense it would otherwise be required to record by an estimated $3.8 million in 2006, $2.0 million in 2007, and $0.5 million in 2008. As a result of the acceleration, the Company expects to take a non-cash, pre-tax charge ranging from $1.0 million to $1.3 million in the fourth quarter of 2005, the exact amount of which will be based on the closing price of the Company's stock on December 30, 2005, the effective date of the acceleration. This fourth quarter non-cash, pre-tax charge was not contemplated at the time guidance was provided in the Company's third quarter earnings release issued on November 3, 2005.

President and CEO John Ferguson stated, "In making the decision to accelerate these options, the Company considered the interest of the stockholders in reducing future earnings charges for a number of years, while inserting restrictions to prevent unintended benefits for the individuals prior to the original vesting dates."

                                     -more-

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Page 2
CCA Announces Accelerated Vesting of Stock Options Combined with Resale Restriction Agreements

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 63 facilities, including 39 company-owned facilities, with a total design capacity of approximately 71,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities; (iii) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations and as the result of inmate disturbances;
(iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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